OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK, REPORTS DOUBLE DIGIT GROWTH IN TOTAL ASSETS AND NET INCOME IN THE FIRST QUARTER.

Highlights Include:

•	First Quarter Net Income of $1,740,000, up 11%
•	Earnings Per Share of $0.71, up 11%
•	Total Assets of $688 Million, up 11% from 2006 First Quarter

Byron Center, MI, April 20, 2007 — — OAK Financial Corporation (OKFC), a West Michigan based bank holding company, reported first quarter net income of $1,740,000, up 11% from the $1,567,000 reported in the first quarter of 2006. Basic and diluted earnings per share in the first quarter of 2007 were $0.71, an increase of 11% over the $0.64 reported for the first quarter of 2006. The growth in net income is a result of modest growth in net interest income resulting from the growth in earning assets and strong growth in non-interest income.

“While pleased with our first quarter performance, we’re taking nothing for granted,” said Patrick K. Gill, President and CEO. “Unprecedented competition, margin pressure and a lackluster state economy continue to present challenges to our industry and to our company, Gill added. “Based, however, upon the strength of our team, the depth of our plan and our track record of executing successfully, we’re well-positioned to deliver solid full-year results,” Gill concluded.

Byron Bank’s net interest income continues to be essentially flat. The increase in net interest income associated with the growth of earning assets is largely being off-set by net interest margin compression. Although average earning assets are up approximately 14% from a year ago, the bank’s net interest income is only up 2% from the first quarter of 2006. The decline in the net interest margin is a long-term trend in financial services industry and is compounded by intense local competition for loans and deposits and an inverted yield curve. Net interest income during the first quarter of 2007 was $115,000 above the first quarter of 2006 and $81,000 below the fourth quarter of 2006.

The significant increase in service charges on deposit accounts and 36% increase in mortgage banking revenue contributed to the considerable growth in non-interest income for the quarter. During the first quarter of 2007, non-interest income represented 25.3% of total revenue compared to 19.3% during the first quarter of 2006.

Total operating expenses in the first quarter of 2007 increased $494,000, or 11%, compared to the first quarter of 2006. Salary and benefits increased $246,000, or 9% over the first quarter of 2006. Year-over-year equipment costs increased 24% as a result of investment in new equipment and technology during the past nine months. Other areas of significant expense increases include advertising (77%), telephone (37%), postage (17%), and professional fees (33%).

During the first quarter of 2007, total assets increased $19 million as a result of continued strong loan growth. Compared to March 31, 2006, total assets increased $70 million, or 11%, total loans increased $67 million, or 14%, and total deposits increased $40 million, or 8%. We are very pleased with our growth in loans and deposits in a very competitive market place. Our ability to grow at these rates, in this environment, is a reflection of the outstanding team of banking professionals at Byron Bank. We continue to be well capitalized, with an equity-to-asset ratio of 9.7% at March 31, 2007, compared to 9.8% at December 31, 2006.

Non-performing assets to total loans increased from .22% at December 31, 2006 to .37% at March 31, 2007. The increase reflects the challenging economy in Michigan. Our annualized net loan losses as a percent of average loans was .09% during the first quarter of 2007 compared to .04% during the first quarter of 2006.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through thirteen banking offices serving thirteen communities in Kent, Ottawa and Allegan counties in western Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our Byron Insurance Agency subsidiary provides products, such as property and casualty, life, disability and long-term care insurance. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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For more information, please contact:

Patrick K. Gill, President & CEO at (616) 588-7420, or James A. Luyk, Executive Vice President COO & CFO at (616) 588-7419 OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2007 (Unaudited)	December 31, 2006

ASSETS

Cash and cash equivalents	$13,662	$14,298

Available-for-sale securities	113,719	116,582

Loans held for sale	2,158	1,620

Total loans	536,603	514,538
Allowance for loan losses	(7,557)	(7,510)

Net Loans	529,046	507,028

Accrued interest receivable	3,664	3,718
Premises and equipment, net	16,150	16,001
Restricted investments	3,098	3,098
Other assets	7,137	7,027

Total assets	$688,634	$669,372

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$71,277	$72,683
Interest bearing	492,169	494,324

Total deposits	563,446	567,007

Federal funds purchased	13,700	3,050
FHLB Advances	36,190	24,237
Other borrowed funds	2,952	4,000
Other liabilities	5,223	5,257

Total liabilities	621,511	603,551

Stockholders' equity
Common stock, $1 par value; 4,000,000 shares authorized;
2,457,615 shares issued and outstanding	2,458	2,458
Additional paid-in capital	23,880	23,880
Retained earnings	40,966	39,766
Accumulated other comprehensive income	(181)	(283)

Total stockholders' equity	67,123	65,821

Total liabilities and stockholders' equity	$688,634	$669,372

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF INCOME

	Three Months ended March 31, (Unaudited)
(Dollars in thousands except per share data)	2007	2006

Interest Income
Interest and fees on loans	$9,754	$8,148
Available-for-sale securities	1,244	1,068
Restricted investments	42	44
Federal funds sold	2	50

Total interest income	11,042	9,310

Interest expense
Deposits	4,781	3,290
Borrowed funds	546	419
Securities sold under agreements to repurchase	-	1

Total interest expense	5,327	3,710

Net interest income	5,715	5,600

Provision for loan losses	160	120

Net interest income after provision for loan losses	5,555	5,480

Non-interest income
Service charges on deposit accounts	1,178	668
Mortgage banking	250	184
Net gain on sales of available for sale securities	5	14
Insurance premiums and brokerage fees	344	344
Other	154	131

Total non-interest income	1,931	1,341

Non-interest expenses
Salaries	2,452	2,271
Employee benefits	528	463
Occupancy (net)	399	386
Furniture and fixtures	280	225
Other	1,454	1,274

Total non-interest expenses	5,113	4,619

Income before federal income taxes	2,373	2,202
Federal income taxes	633	635

Net income	$1,740	$1,567

Income per common share: *
Basic	$0.71	$0.64
Diluted	$0.71	$0.64

* Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2006.

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)
(Dollars in thousands except per share data)	1st Qtr 2007	4th Qtr 2006	3rd Qtr 2006	2nd Qtr 2006	1st Qtr 2006

Earnings
Net interest income	$5,715	$5,796	$5,811	$5,772	$5,600
Provision for loan losses	$160	$120	$120	$180	$120
Non-interest income	$1,931	$1,887	$1,724	$1,573	$1,341
Non-interest expense	$5,113	$4,915	$4,740	$4,775	$4,619
Net income	$1,740	$1,888	$1,877	$1,690	$1,567
Basic earnings per share*	$0.71	$0.77	$0.76	$0.69	$0.64
Diluted earnings per share*	$0.71	$0.77	$0.76	$0.69	$0.64
Average shares outstanding*	2,458	2,458	2,458	2,458	2,458
Performance Ratios
Return on average assets	1.04%	1.13%	1.16%	1.08%	1.06%
Return on average equity	10.61%	11.48%	11.74%	10.94%	10.37%
Net interest margin (tax-equivalent)	3.74%	3.79%	3.85%	3.98%	4.09%
Efficiency ratio	65.0%	62.7%	61.9%	63.8%	65.3%
Full-time equivalent employees	196	195	194	199	198
Ending equity to ending assets	9.75%	9.83%	9.63%	9.88%	9.93%
Book value per share*	$27.31	$26.78	$26.17	$25.27	$25.01
Asset Quality
Net loans charged-off	$113	$101	$4	$37	$48
Net charge-offs to total average loans	0.09%	0.08%	0.00%	0.03%	0.04%
(annualized)
Nonperforming Assets	$2,003	$1,140	$1,351	$1,152	$1,355
Allowance for loan losses to total loans	1.41%	1.46%	1.51%	1.52%	1.54%
Nonperforming Assets to total loans	0.37%	0.22%	0.27%	0.24%	0.29%

(Dollars in thousands except per share data)	YTD 3/31/07	YTD 3/31/06

Earnings
Net interest income	$5,715	$5,600
Provision for loan losses	$160	$120
Non-interest income	$1,931	$1,341
Non-interest expense	$5,113	$4,619
Net income	$1,740	$1,567
Basic earnings per share*	$0.71	$0.64
Diluted earnings per share*	$0.71	$0.64
Average shares outstanding*	2,458	2,458

Performance Ratios
Return on average assets	1.04%	1.06%
Return on average equity	10.61%	10.37%
Net interest margin (tax-equivalent)	3.74%	4.09%
Efficiency ratio	65.0%	65.3%

Asset Quality
Net loans charged-off	$113	$48
Net charge-offs to total average loans (annualized)	0.09%	0.04%

* Per share data has been adjusted to reflect the 10% stock dividend on May 31, 2006.